September 25, 2017

Via E-mail
Jack K. Heilbron
Chief Executive Officer and President
NetREIT, Inc.
1282 Pacific Oaks Place
Escondido, CA 92029


       Re:    NetREIT, Inc.
              Registration Statement on Form S-11
              Filed September 18, 2017
              File No. 333-220514

Dear Mr. Heilbron:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact me at 202-551-3758 with any questions.


                                                           Sincerely,

                                                           /s/ Sandra B. Hunter

                                                           Sandra B. Hunter
                                                           Staff Attorney
                                                           Office of Real
Estate and
                                                           Commodities